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                                                                     EXHIBIT (i)

                           GOTHIC ENERGY CORPORATION
                      5727 South Lewis Avenue - Suite 700
                            Tulsa, Oklahoma  74105
                                (918) 749-5666


                             FOR IMMEDIATE RELEASE
                                APRIL 16, 1997


                           GOTHIC ENERGY CORPORATION
                SIGNS LETTER OF INTENT TO ACQUIRE PITTENCRIEFF

     Tulsa, Oklahoma: Gothic Energy Corporation (NASDAQ - GOTH) announced today that it had signed a letter of intent with Pittencrieff Resources plc, a U.K. company (LSE-PTR) for Gothic to make an offer to purchase, in accordance with the Takeover Code of the United Kingdom, all of the outstanding capital stock of Pittencrieff.

     The making of the offer is subject to various conditions including, among others, the completion by Gothic of acquisition financing. The aggregate purchase price for the shares, assuming all shares are tendered, is (Pounds)34.5 million (UK) (approximately $56,342,000 US, based on current exchange rates), or 60 pence (UK) (approximately $0.979 US) per share.

     Pittencrieff is an oil and gas exploration and production company with various interests in approximately 1,600 producing oil and gas wells in the United States and Canada. Pittencrieff is the operator of approximately 330 of these wells.

     Gothic Energy Corporation is an oil and gas acquisition, exploitation, development and production company headquartered in Tulsa, Oklahoma. The financial advisor to Gothic is Oppenheimer & Co., Inc. and the financial advisor to Pittencrieff is Guinness Mahon & Co. Limited.